AZZ Inc. Reports Financial Results for the
Third Quarter of Fiscal Year 2017

Third Quarter Fiscal 2017 EPS of $0.70

Third Quarter Revenues of $227.5 million, down 6.2% compared to Third Quarter Fiscal 2016

Third Quarter Bookings of $221.9 million, down 3.0% compared to Third Quarter Fiscal 2016, resulting in backlog of $347.3 million, up 7.1% compared to Third Quarter Fiscal 2016

January 6, 2017 - FORT WORTH, TX - AZZ Inc. (NYSE:AZZ), a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services, today announced financial results for the three month period ended November 30, 2016.

Management Discussion

Tom Ferguson, president and chief executive officer of AZZ Inc., commented, “Our overall third quarter financial performance was disappointing as we continued to feel the effects of depressed markets in oil and gas, petrochemical, and solar for our Galvanizing segment, and experienced lower than expected refinery turnarounds and maintenance in our Energy segment during the quarter. Sales in both business segments were lower during the third quarter versus last year’s comparable quarter due to greater market headwinds than we anticipated as we entered the quarter.”

“Based on our observation of industrial market activity levels, we believe that the North American galvanizing market will continue to be challenging for the near term. However, our expectation is that market conditions for the galvanizing business will begin to improve in the second half of fiscal 2018 as infrastructure spend improves. We will continue to closely monitor the market conditions but are committed to funding our critical organic growth initiatives to drive sustainable growth.”

“In our Energy segment,” Mr. Ferguson continued, “we experienced lower refinery turnarounds and nuclear outages during the quarter, as projects were deferred to the spring season. Those deferred maintenance projects will have to be done some time in the near future. During the quarter, we did experience strength in our other markets, as incoming orders strengthened. Third quarter Energy sales were slightly down compared to the third quarter last year, but on a sequential basis sales improved significantly by 38.9% versus the second quarter, which favorably compares to a sequential increase of 22.8% over the same period in the last fiscal year. Combined with strong bookings in the segment and a favorable backlog compared to the third quarter last year, we continue to see favorable opportunities for the Energy segment.”

“Despite the market headwinds, we continue to spend on research and development and are in the process of introducing a new product which will be manufactured in a repurposed galvanizing plant. AZZ’s new GalvaBar™ is corrosion resistant galvanized rebar treated with a specialized zinc alloy that provides corrosion protection to prevent concrete failure, with the added benefit of exceptional formability. GalvaBar can be bent or stretched after the galvanizing process is complete without cracking, peeling or flaking. We expect GalvaBar to provide significantly greater value for customers compared to the current competing products that lack many of GalvaBar’s attributes. We have also formed a working partnership with Natina Products to produce Natina Steel ideally suited for our galvanized products. Natina Steel is a surface treatment that chemically reacts with galvanizing to create a rustic brown finish that naturally blends into the surroundings.”

“Looking ahead, we think that both our energy and galvanizing businesses can be positively impacted if new infrastructure initiatives are undertaken by the incoming presidential administration and Congress. Both of our segments are important components in the development and upgrading of new infrastructure projects. We know that these projects, should they be green-lighted, will take some time to commence, but when they do we will be ready to play an important role to move these projects forward.”

“I would also like to add that we are continuing to negotiate with Westinghouse Electric Company, LLC regarding the previously announced sale of our Nuclear Logistics LLC business, and a close date has not yet been determined. We will update the market regarding the status of the transaction as appropriate.”

Mr. Ferguson concluded, “AZZ is well positioned for the future. We remain committed to continue investing in our new organic growth initiatives to drive future sales. We are focused on keeping an active M&A program, growing our businesses to capture organic growth and continuing to drive operational excellence.”

Third Quarter Results

Revenues for the third quarter of fiscal 2017 were $227.5 million compared to $242.4 million for the same quarter last year, a decrease of 6.2%. Net income for the third quarter decreased 22.5% to $18.3 million, or $0.70 per diluted share, compared to net income of $23.5 million, or $0.91 per diluted share, for the third quarter of fiscal 2016.

Gross margins for the quarter were 23.7% compared to 25.8% in the third quarter of fiscal 2016. SG&A costs were down 3.7% versus the third quarter of fiscal 2016. Additionally, the effective tax rate increased to 29.7% in the current quarter compared to 28.0% in the third quarter of the prior year.

Incoming orders for the quarter were $221.9 million while shipments for the quarter totaled $227.5 million, resulting in a book to ship ratio of 0.98. In the third quarter a year earlier, incoming orders were $228.7 million, resulting in a book to ship ratio of 0.94. Our backlog at the end of the third quarter of fiscal 2017 increased 7.1% to $347.3 million compared to backlog at the end of the prior year third quarter of $324.4 million. Approximately 19% of the backlog is expected to be delivered outside the U.S.

Energy Segment

Revenues for the Energy Segment for the third quarter of fiscal 2017 were $135.6 million as compared to $136.0 million for the same quarter last year, a modest decrease of 0.3%. Operating income for the segment fell 18.1% to $15.4 million compared to $18.8 million in the same period last year. Operating margins for the third quarter fell to 11.4% as compared to 13.9% in the prior year period as a result of lower gross margins from an unfavorable mix shift from higher margin to lower margin business during the quarter, partially offset by favorable SG&A expenses.

Galvanizing Segment

Revenues for the Galvanizing Segment for the third quarter were $91.9 million, compared to the $106.4 million in the same period last year, a decrease of 13.7%. Operating income was $21.3 million as compared to $24.3 million in the prior period. As a result, operating margins for the third quarter improved to 23.2%, compared to 22.8% in the same period last year.

Conference Call

AZZ Inc. will conduct a conference call to discuss financial results for the third quarter of fiscal year 2017 at 11:00 A.M. ET on Friday, January 6, 2017. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). The call will be webcast via the Internet at
http://www.azz.com/investor-relations. A replay of the call will be available for three days following the call at (877) 344-7529 or (412) 317-0088 (international), confirmation #10098476, or for 30 days at
http://www.azz.com/investor-relations.

About AZZ Inc.

AZZ Inc. is a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Galvanizing is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.

Safe Harbor Statement

Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as, “may,” “should,” “expects,“ “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. This release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand and response to products and services offered by AZZ, including demand by the power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material cost, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the political stability and economic conditions of the various markets that AZZ serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, currency exchange rates, adequacy of financing, and availability of experienced management and employees to implement AZZ’s growth strategy. AZZ has provided additional information regarding risks associated with the business in AZZ’s Annual Report on Form 10-K for the fiscal year ended February 29, 2016 and other filings with the SEC, available for viewing on AZZ’s website at

www.azz.com and on the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	Paul Fehlman, Senior Vice President - Finance and CFO
AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

---Financial tables on the following page---

AZZ Inc.
Condensed Consolidated Statement of Income
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	November 30, 2016	November 30, 2015	November 30, 2016	November 30, 2015
	(unaudited)

Net sales	$227,459	$242,447	$665,171	$685,581
Costs of sales	173,593	179,999	506,091	510,324
Gross margin	53,866	62,448	159,080	175,257

Selling, general and administrative	25,082	26,040	80,898	79,545
Operating income	28,784	36,408	78,182	95,712

Interest expense	3,654	3,743	11,159	11,612
Net (gain) loss on sale property, plant and equipment and insurance proceeds	(57)	(16)	26	(465)
Other (income) expense, net	(759)	(27)	(949)	828
Income before income taxes	25,946	32,708	67,946	83,737
Income tax expense	7,695	9,161	18,609	23,023
Net income	$18,251	$23,547	$49,337	$60,714
Earnings per common share
Basic	$0.70	$0.91	$1.90	$2.35
Diluted	$0.70	$0.91	$1.89	$2.34
Diluted average shares outstanding	26,133	25,977	26,104	25,920

Segment Reporting
(in thousands)

	Three Months Ended		Nine Months Ended
	November 30, 2016	November 30, 2015	November 30, 2016	November 30, 2015
	(unaudited)

Net sales:
Energy	$135,553	$136,007	$371,256	$383,787
Galvanizing	91,906	106,440	293,915	301,794
	$227,459	$242,447	$665,171	$685,581

Segment operating income :
Energy	$15,434	$18,846	$42,383	$45,807
Galvanizing	21,345	24,264	60,679	71,689
Corporate	(7,995)	(6,702)	(24,880)	(21,784)
Total segment operating income	$28,784	$36,408	$78,182	$95,712

Condensed Consolidated Balance Sheet
(in thousands)

	November 30, 2016	February 29, 2016
	(unaudited)

Assets:
Current assets	$337,284	$309,334
Net property, plant and equipment	224,092	226,333
Other assets, net	456,299	446,343
Total assets	$1,017,675	$982,010

Liabilities and shareholders’ equity:
Current liabilities	$156,540	$148,405
Long term debt due after one year, net	292,181	302,429
Other liabilities	49,650	49,960
Shareholders’ equity	519,304	481,216
Total liabilities and shareholders’ equity	$1,017,675	$982,010

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended
	November 30, 2016	November 30, 2015
	(unaudited)

Net cash provided by operating activities	$57,275	$104,158
Net cash used in investing activities	(51,271)	(80,868)
Net cash used in financing activities	(32,346)	(27,101)
Effect of exchange rate changes on cash	(370)	(1,118)
Net decrease in cash and cash equivalents	$(26,712)	$(4,929)
Cash and cash equivalents at beginning of period	40,191	22,527
Cash and cash equivalents at end of period	$13,479	$17,598

--END--